Exhibit 99.1

For Immediate Release
Contact: Robert V. Lardon
203.328.3500 robert.lardon@harman.com

HARMAN Full Year Sales Up 12%; Operating Income Increases 122% to $190M; Cash Increases to $921M

•	Seventh consecutive quarter of year-over-year improvement in sales and earnings

•	Q4 EPS of $0.34 impacted by $0.13 due to temporary interruption of higher margin audio business

•	Global market share gains continue as full-year sales in BRIC countries increase by 68%

•	Awarded business grows to $14.5B, with $4.4B in higher-margin scalable platform

•	Launched Toyota Entune™; first scalable infotainment platform in Europe and North America

Stamford, CT, August 10, 2011 – Harman International Industries, Incorporated, the leading global audio and infotainment group (NYSE: HAR), today announced results for the fourth quarter and fiscal year ended June 30, 2011.

The Company also noted, that in a separate release, it was reorganizing its businesses in order to unlock earnings growth and to better align with consumer lifestyle preferences. While the Company’s Professional Division will remain largely unaffected, the Company will reorganize its Automotive and Consumer Divisions to create two new Divisions, Infotainment and Lifestyle.

Net sales for the fiscal year were $3.8 billion, an increase of 12 percent compared to the prior year. Excluding foreign currency translation, net sales increased by 13 percent. On a GAAP basis, operating profit from continuing operations increased by 122 percent to $190 million compared to $86 million in fiscal 2010. Excluding restructuring expenses, annual operating profit from continuing operations was $211 million, an increase of 82% compared to $116 million in fiscal 2010. On the same non-GAAP basis, earnings per diluted share from continuing operations were $2.08 for the year, an increase of 145 percent versus $0.85 reported in the prior year. On a GAAP basis, earnings per diluted share from continuing operations were $1.90 for the year compared to $0.50 in the prior year.

Net sales for the fourth quarter were $1,031 million, an increase of 21 percent compared to the same period last year. Excluding foreign currency translation, net sales increased by 12 percent. Fourth quarter operating income was $26 million, compared to $26 million in the same period last year. Excluding restructuring charges, operating profit from continuing operations in the fourth quarter grew by 17 percent to $35 million, compared to $30 million in the same period last year. On the same non-GAAP basis, earnings per diluted share from continuing operations were $0.34 for the quarter compared to $0.30 in the same period last year. On a GAAP basis, earnings from continuing operations per diluted share were $0.26 for the quarter, the same as last year.

During this quarter, the Company’s profit margins were impacted by four discrete issues. First, earnings were significantly affected by higher overall infotainment sales while we experienced a decline of higher margin branded audio sales to Japanese customers due to the tsunami earthquake disaster. The Company believes that this effect, an approximate $15 million reduction of operating income in the fourth quarter, is temporary. The Company further noted that vehicle production related to these customers has already begun to improve and is expected to normalize in the near term. Second, the Company incurred $3.7 million of expense for a customer claim related to a software fix. Third, we were not able to realize some $8 million of planned price reductions from our suppliers due to tighter component supply and raw materials. Finally, the Company incurred $2.0 million in higher costs for neodymium magnets, a key high-performance speaker component.

At June 30, 2011, the Company’s cash and short term investments balance was $921 million, compared to $767 million as of March 31, 2011. This increase was primarily the result of positive cash from operations.

Dinesh C. Paliwal, the Company’s Chairman, President and CEO, said, “With a double digit sales increase and operating income more than doubling, we are proud of our continued improvements to the top and bottom line for the year. With 200 new patent disclosures this year added to our 2,500 active patents, our investments in research and development continue to create a competitive advantage and growth opportunity while enhancing our position as one of the world’s leading technology companies. We believe that our leadership in technology and our rapid emerging market growth will enable the Company to prosper, even in a continued difficult global macro-economic environment.”

To create superior value for its shareholders, the Company noted that it will continue to invest in organic growth initiatives such as investments in BRIC countries, which have resulted in 68% profitable annual growth in the last year. It also continues to pursue accretive strategic acquisitions, such as Aha Mobile and MWM Acoustics, which are expanding its technology solutions within the core businesses. Additionally, it will continue to evaluate share buy-back opportunities and is committed to providing a sustainable dividend. In fiscal 2011 the Company increased the dividend to $0.30 per share.

“Operationally, our business is in great shape, but recent price increases and supply constraints of rare earth minerals, specifically neodymium, will increase our gross costs by $85 million in fiscal 2012,” said Paliwal. “To date, we have been able to identify some $30 million cost mitigation actions. In coming months, we will continue to work with our product design teams for material substitution, and price increases to distributors, channel partners and automakers to further lower this cost impact. We believe by the end of the first quarter of fiscal 2012, we will have much better information about our customer negotiations and product design changes. We will update the market on this issue together with our next earnings release. In spite of these headwinds, we expect our overall year-over-year profitability to improve.”

“The consumer trends toward seamless, energy efficient and safe connectivity is guiding our innovation strategy and will drive growth not only in automotive infotainment but in our lifestyle premium audio products as well,” added Paliwal. “HARMAN will seize these opportunities with a leaner cost base, an expanded product portfolio and a more customer-focused organization. Looking at the year ahead, we are confident that we have the right strategy to continue to take market share and improve profitability.”

Summary of Continuing Operations – Gross Margin and SG&A

Gross margin on a GAAP basis decreased 0.1 percentage points to 26.2 percent in fiscal 2011. The decrease in gross profit as a percentage of net sales was primarily due to unfavorable product mix, specifically an increase in lower margin infotainment business and a temporary reduction in higher margin audio business due to customer production facility shutdowns as a result of the tsunami earthquake in Japan.

SG&A and Other expense as a percentage of sales on a non-GAAP basis in fiscal 2011 declined 2.3 percentage points to 20.7 percent and, in the fourth quarter, declined 2.2 percentage points to 20.6 percent. These improvements are primarily a result of our STEP Change savings activities as well as better leverage on our increased sales volume. HARMAN exceeded its $400 million STEP Change permanent cost-savings target, achieving $434 million in permanent savings.

FY 2011 Key Figures – Total Company	Three Months Ended June 30				Twelve Months Ended June 30
All figures from continuing operations unless otherwise noted			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY11	3M FY10	Including Currency Changes	Excluding Currency Changes[2]	12M FY11	12M FY10	Including Currency Changes	Excluding Currency Changes[2]
Net sales	1,031	851	21%	12%	3,772	3,364	12%	13%
Gross profit	245	224	10%	2%	987	885	12%	12%
Percent of net sales	23.8%	26.3%			26.2%	26.3%
SG&A & Other	219	198	11%	4%	797	800	0%	1%
Operating income (loss)	26	26	1%	(8%)	190	86	122%	112%
Percent of net sales	2.5%	3.0%			5.0%	2.5%
Net Income (loss) from continuing operations attributable to Harman International Industries, Incorporated	19	18	2%	(8%)	136	35	286%	251%
Diluted earnings (loss) per share from continuing operations attributable to Harman International Industries, Incorporated	0.26	0.26			1.90	0.50
Restructuring-related costs	9	4			21	18
Goodwill impairment charge	0	0			0	12
Net Income from discontinued operations	0	115			0	124
Diluted earnings (loss) per share from Discontinued Operations	0	1.63			0	1.75
Non-GAAP from continuing operations
Gross profit[1]	247	224	10%	3%	991	890	11%	12%
Percent of net sales[1]	23.9%	26.3%			26.3%	26.4%
SG&A & Other[1]	212	194	9%	2%	781	774	1%	2%
Operating income (loss)[1]	35	30	17%	8%	211	116	82%	77%
Percent of net sales[1]	3.4%	3.5%			5.6%	3.4%
Net Income (loss)[1] from continuing operations attributable to Harman International Industries, Incorporated	24	21	14%	4%	149	60	148%	138%
Diluted earnings (loss) per share[1] from continuing operations attributable to Harman International Industries, Incorporated	0.34	0.30			2.08	0.85
Shares outstanding – diluted (in millions)	72	71			72	71

1,2 A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Investor Call on August 10, 2011

11:00 a.m. EDT: HARMAN will conduct an investor and analyst call hosted by CEO, Dinesh Paliwal, and CFO, Herbert Parker. Those who wish to participate via audio in the earnings conference call scheduled at 11:00 a.m. EDT should dial 1.800-893-3796 (U.S.) or +1 (212) 231-2906 (International) ten minutes before the call and reference HARMAN Access Code 21529483. A replay of the call will also be available following its completion at approximately 1:00 pm EDT. The replay will be available through October 10, 2011 at 1:00 pm EDT. To listen to the replay, dial 1(800) 633-8284 (U.S.) or +1 (402) 977-9140 (International), Access Code: 21529483.

NOTE: For reference during its analyst and investor conference call, the Company has posted a set of informational slides on its web site at www.harman.com and accompanying this press release on www.businesswire.com.

In addition, Harman invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents.

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 12,000 people across the Americas, Europe and Asia, and reported sales of $3.8 billion for the fiscal year ended June 30, 2011. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our automotive division if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) warranty obligations for defects in our products; (4) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (5) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (6) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (7) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (8) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (9) our failure to implement and maintain a comprehensive disaster recovery program; (10) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of compliance with such laws; (11) our ability to maintain a competitive technological advantage through innovation and leading product designs; (12) our failure to maintain the value of our brands and implementing a sufficient brand protection program; (13) acceptance of our mid-platform infotainment systems by original equipment manufacturers and consumers; (14) the outcome of pending or future litigation and other claims, including, but not limited to, the current stockholder and Employee Retirement Income Security Act of 1974 lawsuits; (15) our ability to enforce or defend our ownership and use of intellectual property rights; and (16) other risks detailed in Harman International Industries, Incorporated (“Harman” or “the Company”) ) Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and other filings made by Harman with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law. These supporting slide materials also make reference to the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs and open replacement programs, less phased-out and cancelled programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new and replacement programs, foreign currency exchange rates and the timing of major program launches.

HAR-E

APPENDIX

Automotive Division

	Three Months Ended June 30				Twelve Months Ended June 30
FY 2011 Key Figures – Automotive			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Including Currency Changes	Excluding Currency Changes[2]	12M FY11	12M FY10	Including Currency Changes	Excluding Currency Changes[2]
Net sales	760	627	21%	11%	2,738	2,468	11%	12%
Gross profit	151	149	1%	(6%)	621	587	6%	7%
Percent of net sales	19.8%	23.7%			22.7%	23.8%
SG&A & Other	122	115	6%	(3%)	444	499	(11%)	(9%)
Operating income (loss)	29	34	(16%)	(20%)	177	88	101%	91%
Percent of net sales	3.8%	5.4%			6.5%	3.6%
Restructuring-related costs	2	(1)			12	5
Goodwill impairment charge	0	0			0	12
Non-GAAP
Gross profit[1]	152	149	2%	(5%)	626	590	6%	7%
Percent of net sales[1]	20.1%	23.7%			22.9%	23.9%
SG&A & Other[1]	122	116	5%	(4%)	436	484	(10%)	(8%)
Operating income (loss)[1]	31	33	(7%)	(12%)	190	105	80%	74%
Percent of net sales[1]	4.1%	5.3%			6.9%	4.3%

1,2 A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Automotive Division net sales in fiscal 2011 were $2.7 billion, an increase of 11 percent, or 12 percent when adjusted for constant currency, compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2011 decreased 1.0 percentage point to 22.9 percent.

SG&A and Other expense on a non-GAAP basis in fiscal 2011 was $436 million compared to $484 million in the prior year. This improvement is primarily related to STEP Change initiatives, engineering footprint optimization and benefit from monetization of IP rights. As a percentage of sales, SG&A declined by 3.7 percentage points to 15.9 percent.

Net sales in the fourth quarter were $760 million, an increase of 21 percent, or 11 percent when adjusted for constant currency. Gross margin on a non-GAAP basis in the fourth quarter decreased 3.6 percentage points to 20.1 percent. . As described above, the quarterly gross margin was significantly affected by the decline of higher margin branded audio sales to Japanese customers due to the tsunami earthquake disaster. The Company believes that this effect, which is estimated to have accounted for approximately $15 million of gross profit in the fourth quarter, is temporary. The Company further noted that production related to these customers has already begun to improve and is expected to normalize in the near term. Additionally, the Company incurred $3.7 million of expense for a customer claim related to a software fix. Also during the quarter, we were not able to recoup some $8 million of planned price reductions from our suppliers due to tighter component supply and raw materials. Finally, the automotive division incurred $1.5 million in higher costs for neodymium magnets, a key high-performance speaker component.

SG&A and Other expense on a non-GAAP basis in the fourth quarter was $122 million compared to $116 million in the prior year. As a percentage of sales, SG&A declined 2.4 percentage points to 16.0 percent.

Automotive Division Highlights

HARMAN received significant awards from major automakers over the last twelve months including additional $700 million business from Chrysler/Fiat group, increasing our higher margin scalable infotainment platform order volume to $4.4B. Rapid adoption of the Company’s scalable infotainment platform for both mid- and high-end solutions was evidenced by wins from VW Group, and Chrysler Fiat Group. Higher margin Scalable platform awarded business now totals approximately 40 percent of the Company’s total awarded infotainment business. Awards for the Company’s Branded Audio solutions came from Maserati, Ferrari, BMW Group, China’s Geely, BYD and BYD Daimler Benz (GreenEdge).

Of particular note, HARMAN successfully launched the first scalable platform for Toyota, called Entune™, for its European and North American markets. Other Harman system launches were included in the new Audi A7, A6 Limousine, Q3 and A1; Land Rover and Range Rover models; Mercedes-Benz CLS; Peugeot 508; Ferrari FF; and Porsche Panamera and Cayenne.

Consumer Division

	Three Months Ended June 30				Twelve Months Ended June 30
FY 2011 Key Figures – Consumer			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Including Currency Changes	Excluding Currency Changes[2]	12M FY11	12M FY10	Including Currency Changes	Excluding Currency Changes[2]
Net sales	100	81	24%	14%	420	373	13%	14%
Gross profit	25	19	31%	19%	118	99	19%	21
Percent of net sales	25.5%	24.0%			28.1%	26.6%
SG&A & Other	33	30	9%	3%	116	104	11%	11%
Operating income (loss)	(7)	(11)	30%	29%	2	(5)	n.m.	n.m.
Percent of net sales	(7.5%)	(13.3%)			0.6%	(1.3%)
Restructuring-related costs	3	4			5	8
Goodwill impairment charge	0	0			0	0
Non-GAAP
Gross profit[1]	25	19	31%	20%	118	99	19%	21%
Percent of net sales[1]	25.5%	24.0%			28.1%	26.6%
SG&A & Other[1]	30	26	15%	7%	111	96	15%	15%
Operating income (loss)[1]	(5)	(7)	33%	31%	7	3	161%	n.m.
Percent of net sales[1]	(4.7%)	(8.5%)			1.7%	0.7%

1,2 A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Consumer Division net sales in fiscal 2011 were $420 million, an increase of 13 percent, or 14 percent when adjusted for constant currency, compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2011 increased 1.5 percentage points to 28.1 percent. As a percentage of sales, SG&A increased 0.5 percentage points to 26.4 percent.

Net sales in the fourth quarter were $100 million, an increase of 24 percent, or 14 percent when adjusted for constant currency. Gross margin on a non-GAAP basis in the fourth quarter increased 1.5 percentage points to 25.5 percent. SG&A expense on a non-GAAP basis in the fourth quarter declined 2.4 percentage points to 30.2 percent.

Consumer Division Highlights

HARMAN investments in China have yielded a near 300% increase in revenues, thanks to new retail channels, including our inaugural Flagship Store in Shanghai, and an expanded distributor network. In India, momentum is building from a strong foundation in Mobile Aftermarket, and new multimedia product introductions have helped increase revenue by 70%. In addition, a seamless integration of Selenium into Harman has delivered growth of 45% in the Brazilian market.

Professional Division

	Three Months Ended June 30				Twelve Months Ended June 30
FY 2011 Key Figures – Professional			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Including Currency Changes	Excluding Currency Changes[2]	12M FY11	12M FY10	Including Currency Changes	Excluding Currency Changes[2]
Net sales	171	142	20%	16%	613	523	17%	16%
Gross profit	69	55	25%	21%	247	203	22%	21%
Percent of net sales	40.2%	38.7%			40.3%	38.7%
SG&A & Other	42	32	32%	25%	153	127	20%	19%
Operating income (loss)	26	23	16%	14%	94	75	25%	24%
Percent of net sales	15.4%	16.0%			15.3%	14.4%
Restructuring-related costs	4	1			3	5
Goodwill impairment charge	0	0			0	0
Non-GAAP
Gross profit[1]	69	55	25%	21%	246	205	21%	20%
Percent of net sales[1]	40.2%	38.7%			40.2%	39.1%
SG&A & Other[1]	38	31	22%	17%	149	124	20%	19%
Operating income (loss)[1]	30	24	28%	25%	97	80	21%	20%
Percent of net sales[1]	17.8%	16.7%			15.8%	15.3%

1,2	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Professional Division net sales in fiscal 2011 were $613 million, an increase of 17 percent, or 16 percent when adjusted for constant currency, compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2011 increased 1.1 percentage points to 40.2 percent. SG&A expense on a non-GAAP basis in fiscal 2011 as a percentage of sales increased by 0.5 percentage points to 24.3 percent.

Net sales in the fourth quarter were $171 million, an increase of 20 percent, or 16 percent when adjusted for constant currency. Gross margin on a non-GAAP basis in the fourth quarter increased 1.5 percentage points to 40.2 percent. SG&A expense on a non-GAAP basis in the fourth quarter increased as a percentage of sales by 0.4 percentage points to 22.4 percent.

Professional Division Highlights

HARMAN continued to introduce advanced technologies around the world. This included the first ever professional-grade complete system application of the Ethernet AVB protocol which will allow time-synchronized, streaming audio and video.

HARMAN has recently appointed new sales & marketing resources in China and India, supporting its growth strategy in sectors such as cinema, entertainment, and installed sound. In North America, the Professional Division’s three mobile demonstration showrooms are taking the Harman audio experience on the road at such events as the Architectural Digest Show in New York and the Newport Film Festival in California.

Other (Corporate)

	Three Months Ended June 30				Twelve Months Ended June 30
FY 2011 Key Figures – Other			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Including Currency Changes	Excluding Currency Changes[2]	12M FY11	12M FY10	Including Currency Changes	Excluding Currency Changes[2]
SG&A & Other	22	21	5%	5%	84	69	22%	22%
Restructuring-related costs	0	0			0	0
Non-GAAP
SG&A & Other[1]	22	21	6%	6%	84	69	23%	23%

1,2	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

The full year SG&A expense increase is primarily due to investments in corporate technology, innovation and marketing programs. The Company’s Corporate Technology Center (CTC) is driving cutting-edge development in connectivity and networking, mobile Internet (Aha Radio), cloud computing, advanced driver assistance, wireless technologies, and energy-efficiency.

Harman International Industries, Incorporated

Consolidated Statements of Operations

	Three Months Ended June 30,		Twelve Months Ended June 30,
(In thousands, except earnings per share data; unaudited)	2011	2010	2011	2010
Net sales	$1,031,122	$850,716	$3,772,345	$3,364,428
Cost of sales	785,908	627,052	2,784,995	2,479,270

Gross profit	245,214	223,664	987,350	885,158
Selling, general and administrative expenses	219,701	198,134	813,809	774,189
Loss on deconsolidation of variable interest entity	0	0	0	13,122
Sale of Intellectual Property	(327)	0	(16,510)	0
Goodwill impairment	0	0	0	12,292

Operating income	25,839	25,530	190,051	85,555
Other expenses:
Interest expense, net	5,404	6,266	22,576	30,215
Miscellaneous, net	1,859	2,542	7,255	6,263

Income from continuing operations before taxes	18,576	16,722	160,220	49,077
Income tax expense	(300)	(1,715)	24,304	8,610

Income from continuing operations net of taxes	18,876	18,437	135,916	40,467
Income from discontinued operations net of taxes	0	115,446	0	123,591

Net income	18,876	133,883	135,916	164,058
Less: Net income attributable to non-controlling interest	0	0	0	5,289

Net income attributable to Harman International Industries, Incorporated	$18,876	$133,883	$135,916	$158,769

Net income from continuing operations attributable to Harman International Industries, Incorporated:
Income from continuing operations, net of taxes	$18,876	$18,437	$135,916	$40,467
Less: Net income attributable to non-controlling interest	0	0	0	5,289

Net income from continuing operations attributable to Harman International Industries, Incorporated	$18,876	$18,437	$135,916	$35,178

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.27	$0.26	$1.91	$0.50
Diluted	$0.26	$0.26	$1.90	$0.50
Earnings per share from discontinued operations:
Basic	$0.00	$1.64	$0.00	$1.76
Diluted	$0.00	$1.63	$0.00	$1.75
Earnings per share:
Basic	$0.27	$1.90	$1.91	$2.26
Diluted	$0.26	$1.89	$1.90	$2.25
Weighted average shares outstanding:
Basic	71,222	70,584	70,992	70,350
Diluted	71,970	70,927	71,635	70,595

Harman International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	June 30, 2011	June 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$603,892	$645,570
Short-term investments	317,322	0
Accounts receivable	579,272	517,092
Inventories	423,137	353,123
Other current assets	184,532	158,194

Total current assets	2,108,155	1,673,979
Property, plant and equipment	470,300	421,949
Goodwill	119,357	105,922
Deferred tax assets, long term	229,941	247,602
Other assets	130,742	106,763

Total assets	$3,058,495	$2,556,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$386	$463
Short-term debt	1,785	13,472
Accounts payable	473,486	382,985
Accrued liabilities	436,537	363,261
Accrued warranties	122,396	99,329
Income taxes payable	12,991	3,941

Total current liabilities	1,047,581	863,451
Convertible senior notes	378,401	362,693
Other senior debt	0	1,209
Other non-current liabilities	208,855	193,970

Total liabilities	1,634,837	1,421,323

Total equity	1,423,658	1,134,892

Total liabilities and equity	$3,058,495	$2,556,215

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Three Months Ended June 30, 2011
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$1,031,122	$0	$1,031,122
Cost of sales	785,908	(1,736)[a]	784,172

Gross profit	245,214	1,736	246,950
Selling, general and administrative expenses	219,701	(7,195)[b]	212,506
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(326)	0	(326)
Goodwill impairment	0	0	0

Operating income	25,839	8,931	34,770
Other expenses:
Interest expense, net	5,404	0	5,404
Miscellaneous, net	1,859	0	1,859

Income from continuing operations before taxes	18,576	8,931	27,507
Income tax expense	(300)	3,674 [c]	3,374

Income from continuing operations net of taxes	18,876	5,257	24,133
Less: Net income attributable to non-controlling interest	0	0	0

Net income from continuing operations attributable to Harman International Industries, Incorporated	$18,876	$5,257	$24,133

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.27	$0.07	$0.34
Diluted	$0.26	$0.07	$0.34
Weighted average shares outstanding:
Basic	71,222		71,222
Diluted	71,970		71,970

(a)	Restructuring expense in Cost of Sales was $1.7 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $7.2 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Twelve Months Ended June 30, 2011
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$3,772,345	$0	$3,772,345
Cost of sales	2,784,995	(4,108)[a]	2,780,887

Gross profit	987,350	4,108	991,458
Selling, general and administrative expenses	813,809	(16,540)[b]	797,269
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(16,510)	0	(16,510)
Goodwill impairment	0	0	0

Operating income	190,051	20,648	210,699
Other expenses:
Interest expense, net	22,576	0	22,576
Miscellaneous, net	7,255	0	7,255

Income from continuing operations before taxes	160,220	20,648	180,868
Income tax expense	24,304	7,506 [c]	31,810

Income from continuing operations net of taxes	135,916	13,142	149,058
Less: Net income attributable to non-controlling interest	0	0	0

Net income from continuing operations attributable to Harman International Industries, Incorporated	$135,916	$13,142	$149,058

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$1.91	$0.19	$2.10
Diluted	$1.90	$0.18	$2.08
Weighted average shares outstanding:
Basic	70,992		70,992
Diluted	71,635		71,635

(a)	Restructuring expense in Cost of Sales was $4.1 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $16.5 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Three Months Ended June 30, 2010
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$850,716	$0	$850,716
Cost of sales	627,052	(118)[a]	626,934

Gross profit	223,664	118	223,782
Selling, general and administrative expenses	198,134	(4,063)[b]	194,071
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	0	0	0

Goodwill impairment	0	0	0

Operating income	25,530	4,181	29,711
Other expenses:
Interest expense, net	6,266	0	6,266
Miscellaneous, net	2,542	0	2,542

Income from continuing operations before taxes	16,722	4,181	20,903
Income tax expense	(1,715)	1,366 [c]	(349)

Income from continuing operations net of taxes	18,437	2,815	21,252
Less: Net income attributable to non-controlling interest	0	0	0

Net income from continuing operations attributable to Harman International Industries, Incorporated	$18,437	$2,815	$21,252

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.26	$0.04	$0.30
Diluted	$0.26	$0.04	$0.30
Weighted average shares outstanding:
Basic	70,584		70,584
Diluted	70,927		70,927

(a)	Restructuring expense in Cost of Sales was $0.1 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $4.1 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Twelve Months Ended June 30, 2010
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$3,364,428	$0	$3,364,428
Cost of sales	2,479,270	(4,371)[a]	2,474,899

Gross profit	885,158	4,371	889,529
Selling, general and administrative expenses	774,189	(13,503)[b]	760,686
Loss on deconsolidation of variable interest entity	13,122	0	13,122
Sale of Intellectual Property	0	0	0
Goodwill impairment	12,292	(12,292)[c]	0

Operating income	85,555	30,166	115,721

Other expenses:
Interest expense, net	30,215	0	30,215
Miscellaneous, net	6,263	0	6,263

Income from continuing operations before taxes	49,077	30,166	79,243
Income tax expense	8,610	5,343 [d]	13,953

Income from continuing operations net of taxes	40,467	24,823	65,290
Less: Net income attributable to non-controlling interest	5,289	0	5,289

Net income from continuing operations attributable to Harman International Industries, Incorporated	$35,178	$24,823	$60,001

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.50	$0.35	$0.85
Diluted	$0.50	$0.35	$0.85
Weighted average shares outstanding:
Basic	70,350		70,350
Diluted	70,595		70,595

(a)	Restructuring expense in Cost of Sales was $4.4 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $13.5 million due to projects to increase efficiency in engineering and administrative functions.
(c)	Goodwill impairment charge was $12.3 million.
(d)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

	Three Months Ended June 30,		Increase (Decrease)
(In thousands; unaudited)	2011	2010
Net sales – nominal currency	$1,031,122	$850,716	21%
Effect of foreign currency translation[1]		71,707

Net sales - local currency	1,031,122	922,423	12%

Gross profit – nominal currency	245,214	223,664	10%
Effect of foreign currency translation[1]		16,149

Gross profit – local currency	245,214	239,813	2%

SG&A & Other – nominal currency	219,375	198,134	11%
Effect of foreign currency translation[1]		13,714

SG&A & Other – local currency	219,375	211,848	4%

Operating income – nominal currency	25,839	25,530	1%
Effect of foreign currency translation[1]		2,435

Operating income – local currency	25,839	27,965	(8%)

[1] Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges	Three Months Ended June 30,		Increase (Decrease)
(In thousands; unaudited)	2011	2010
Net sales – nominal currency	$1,031,122	$850,716	21%
Effect of foreign currency translation[1]		71,707

Net sales – local currency	1,031,122	922,423	12%

Gross profit - nominal currency	246,950	223,782	10%
Effect of foreign currency translation[1]		16,149

Gross profit - local currency	246,950	239,931	3%

SG&A & Other – nominal currency	212,180	194,071	9%
Effect of foreign currency translation[1]		13,760

SG&A & Other – local currency	212,180	207,831	2%

Operating income – nominal currency	34,770	29,711	17%
Effect of foreign currency translation[1]		2,388

Operating income – local currency	34,770	32,099	8%

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

	Twelve Months Ended June 30,
(In thousands; unaudited)	2011	2010	Increase (Decrease)
Net sales – nominal currency	$3,772,345	$3,364,428	12%
Effect of foreign currency translation[1]		(17,373)

Net sales - local currency	3,772,345	3,347,055	13%

Gross profit – nominal currency	987,350	885,158	12%
Effect of foreign currency translation[1]		(4,276)

Gross profit – local currency	987,350	880,882	12%

SG&A & Other – nominal currency	797,299	799,603	0%
Effect of foreign currency translation[1]		(8,302)

SG&A & Other – local currency	797,299	791,301	1%

Operating income – nominal currency	190,051	85,555	122%
Effect of foreign currency translation[1]		4,026

Operating income – local currency	190,051	89,581	112%

[1] Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges	Twelve Months Ended June 30,
(In thousands; unaudited)	2011	2010	Increase (Decrease)
Net sales – nominal currency	$3,772,345	$3,364,428	12%
Effect of foreign currency translation[1]		(17,373)

Net sales – local currency	3,772,345	3,347,055	13%

Gross profit - nominal currency	991,458	889,529	12%
Effect of foreign currency translation[1]		(4,572)

Gross profit - local currency	991,458	884,957	12%

SG&A & Other – nominal currency	780,759	773,808	1%
Effect of foreign currency translation[1]		(7,780)

SG&A & Other – local currency	780,759	766,028	2%

Operating income – nominal currency	210,699	115,721	82%
Effect of foreign currency translation[1]		3,208

Operating income – local currency	210,699	118,929	77%

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	As of June 30, 2011
$ millions
Cash & cash equivalents	$604
Short-term investments	317
Available credit under Revolving Credit Facility	543

Total liquidity	$1,464